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EXHIBIT 21--SUBSIDIARIES OF REGISTRANT

MICHIGAN RIVET CORPORATION AND SUBSIDIARIES



Information with respect to registrant's subsidiaries is set forth below:

Name:  The McLaughlin Company

State of incorporation:  Michigan

Percentage owned by registrant:  100%



Name:  Rivmac Distribution, Inc.

State of incorporation:  Michigan

Percentage owned by registrant:  100%



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